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                                                                   EXHIBIT 10.14

                                                         ADOPTED BY COMPENSATION
                                                     COMMITTEE FEBRUARY 24, 1995

                            AMENDMENT TO FFMC 1988
                             INCENTIVE STOCK PLAN


Add new subparagraph 9(g) as follows:


(g) The terms of a specific Option, Stock Appreciation Right or Restricted Stock Award may, in the discretion of the Committee, contain a mandatory tax withholding provision requiring the Corporation to withhold from and not deliver to the recipient of such Option, Stock Appreciation Right or Restricted Stock Award a number of shares of Stock (valued at current fair market at the date of withholding) otherwise deliverable to the recipient upon the exercise of the Option or Stock Appreciation Right or expiration of restrictions with respect to the Restricted Stock Award equal to the amount sufficient to satisfy any federal, state and local withholding tax requirements. If a specific Option, Stock Appreciation Right or Restricted Stock Award Agreement contains a mandatory tax withholding provision under this subparagraph 9(g), the recipient's right to make a Stock Surrender Withholding Election under subparagraph 9(f) shall be limited to the amount of withholding tax obligations in excess of the amount of tax withholding covered by such mandatory withholding.